Exhibit 21.1

Subsidiaries of Trinseo Materials Operating S.C.A

Name	Jurisdiction

Styron Materials Ireland	Ireland

Styron US Holding, Inc.	Delaware

Styron LLC	Delaware

Americas Styrenics LLC	Delaware

Styron Finance Luxembourg S.à r.l.	Luxembourg

Styron Finance Luxembourg S.à r.l. Luxembourg, Zweigniederlassung Horgen	Switzerland

Styron Holding B.V.	Netherlands

Styron Holdings Asia Pte. Ltd.	Singapore

Styron (Hong Kong) Limited	Hong Kong

Styron Australia Pty Ltd	Australia

Styron Holdings Asia Pte. Ltd., New Zealand Branch	New Zealand

Taiwan Styron Limited	Taiwan

Styron Korea Ltd.	Korea

Styron Japan Y.K.	Japan

Trinseo Materials Finance, Inc.	Delaware

Trinseo U.S. Receivables Company SPV LLC	Delaware

Styron S/B Latex Zhangjiagang Company Limited	China

SAL Petrochemical (Zhangjiagang) Company Limited	China

Styron Singapore Pte. Ltd.	Singapore

PT. Styron Indonesia	Indonesia

Styron India Trading Private Limited	India

Styron Netherlands B.V.	Netherlands

Styron Deutschland GmbH	Germany

Styron Deutschland Anlagengesellschaft mbH	Germany

Styron Suomi Oy	Finland

Styron Sverige AB	Sweden

Styron France S.A.S.	France

Styron Hellas M. EPE	Greece

Styron Spain S.L.	Spain

Styron Portugal, Lda	Portugal

Styron Europe GmbH	Switzerland

Styron UK Limited	UK

Styron Export GmbH	Switzerland

Styron Kimya Ticaret Limited Sirketi	Turkey

Styron Canada ULC	Canada – Nova Scotia

Styron Italia s.r.l.	Italy

Styron Belgium B.V.B.A.	Belgium

Styron Argentina S. R. L.	Argentina

Styron Chile Comercial Limitada	Chile

Styron do Brasil Comércio de Produtos Químicos Ltda.	Brazil

Styron Services de México, S. de R.L. de C.V.	Mexico

Styron de Colombia Ltda.	Colombia

Styron de México, S. de R.L. de C.V.	Mexico

Sumika Styron Polycarbonate Limited	Japan

Subsidiaries of Trinseo Materials Finance Inc.

NONE